3rd Quarter Earnings Slides October 30, 2014 Exhibit 99.2

This Presentation includes and references “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to, among other things, expectations regarding refining margins, revenues, cash flows, capital expenditures, turnaround expenses and other financial items. These statements also relate to our business strategy, goals and expectations concerning our market position, future operations, margins and profitability. We have used the words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “would” and similar terms and phrases to identify forward-looking statements in this Presentation, which speak only as of the date the statements were made. Although we believe the assumptions upon which these forward-looking statements are based are reasonable, any of these assumptions could prove to be inaccurate and the forward-looking statements based on these assumptions could be incorrect. Our operations involve risks and uncertainties, many of which are outside our control, and any one of which, or a combination of which, could materially affect our results of operations and whether the forward-looking statements ultimately prove to be correct. Actual results and trends in the future may differ materially from those suggested or implied by the forward-looking statements depending on a variety of factors which are described in greater detail in our filings with the SEC. All future written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the previous statements. We undertake no obligation to update any information contained herein or to publicly release the results of any revisions to any forward-looking statements that may be made to reflect events or circumstances that occur, or that we become aware of, after the date of this Presentation. Forward Looking Statements 2

4Q 2014 Guidance 3 California Pacific Northwest Mid- Continent Throughput (mbpd) 495- 515 160 - 170 120 - 130 Manufacturing Cost ($/bbl) $ 6.05- 6.30 $ 4.45 - 4.70 $ 3.80 - 4.05 $ in millions Corporate/System Refining/ Logistics Depreciation $ 105/10 Corporate Expense Before Depreciation $ 60 Interest Expense1 Before Interest Income $ 56 1. Interest expense will also include approximately $30 million of additional interest expense during the fourth quarter for TLLP’s financing and acquisition of QEP Field Services. Included in this number is the additional interest on the notes issued on 10/22/2014 and the one time fees for $15.6 million of bridge fees, $12.5 million for advisory fees, and other acquisition expenses of $2 million

Net Earnings (Loss)


$ in millions
Net Earnings (Loss)
Attributable to Tesoro Corporation
99
(7)
78
224
396
3Q 2013
4Q 2013
1Q 2014
2Q 2014
3Q 2014


$ per share
EPS (Diluted)
from Continuing Operations
0.46
(0.03)
0.59
1.70
3.06
3Q 2013
4Q 2013
1Q 2014
2Q 2014
3Q 2014

$ in millions, except per share amounts	3Q 2013	4Q 2013	1Q 2014	2Q 2014	3Q 2014
Refining	$ 128	$ 107	$ 185	$ 374	$ 578
TLLP	13	21	60	48	61
Retail	56	24	19	72	138
Corporate and Unallocated Costs	(51)	(100)	(26)	(84)	(75)
Interest and Financing Costs	(47)	(41)	(77)	(41)	(51)
Other Income (Expense), Net[1]	22	(2)	(1)	3	12
Income Tax Expense	(47)	(3)	(56)	(132)	(249)
Net Earnings (Loss) from discontinued operations, net of tax[2]	35	(3)	(1)	0	(1)
Net Earnings Attributable to Non-Controlling Interest	(10)	(10)	(25)	(16)	(17)
Net Earnings (Loss) Attributable to Tesoro Corporation	$ 99	$ (7)	$ 78	$ 224	$ 396
EPS (Diluted) from Continuing Operations	$ 0.46	$ (0.03)	$ 0.59	$ 1.70	$ 3.06
EPS (Diluted) from Discontinued Operations	$ 0.26	$ (0.02)	$ (0.01)	$ 0.00	$ (0.01)

1. Represents net amount of interest income , other income (expense) and equity in earnings of equity method investments as reported.
2. On September 25, 2013, we completed the sale of all of our interest in Tesoro Hawaii, LLC, which operates the 94 mbpd Hawaii refinery, retail stations and associated logistics assets to a subsidiary of Par Petroleum Corporation. As a result, we have reflected its results of operations as discontinued operations for all periods presented, and we have excluded our Hawaii operations from the operational data presented in the tables and discussion that follow.

4

1,239 1,530 840 62 222 116 210 Beginning Cash EBITDA Working Capital & Other Interest & Tax, Net Capital Expenditures & Turnaround Changes in Debt Shareholder Distributions and Buybacks Ending Cash 3Q 2014 Cash Flow 5 $ in millions 1. Reconciliations of EBITDA, a non-GAAP financial measure, to net income and cash flows from operating activities are included in the press release issued on October 30, 2014. 1 61

Throughput by Refining Region 6 182 180 187 100 120 140 160 180 200 3Q 2013 3Q 2014 Guidance 3Q 2014 Actual MBPD Pacific Northwest 124 125 133 0 30 60 90 120 150 3Q 2013 3Q 2014 Guidance 3Q 2014 Actual MBPD Mid-Continent 557 515 538 100 200 300 400 500 600 3Q 2013 3Q 2014 Guidance 3Q 2014 Actual MBPD California

Manufacturing Cost by Refining Region 3.57 4.08 4.00 - 1.00 2.00 3.00 4.00 5.00 3Q 2013 3Q 2014 Guidance 3Q 2014 Actual $/bbl Pacific Northwest 3.68 4.23 4.02 - 1.00 2.00 3.00 4.00 5.00 3Q 2013 3Q 2014 Guidance 3Q 2014 Actual $/bbl Mid-Continent 5.39 6.58 6.26 - 2.00 4.00 6.00 8.00 3Q 2013 3Q 2014 Guidance 3Q 2014 Actual $/bbl California 7